                                                                             -------------------------
                                      UNITED STATES                                  OMB APPROVAL
                            SECURITIES AND EXCHANGE COMMISSION               -------------------------
                                 Washington, D.C. 20549                      OMB Number:   3235-0287
                                                                             Expires: January 31, 2002
                                                                             Estimated average burden
                                       FORM 4                                hours per response .. 0.50
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Raviv                           Adi
________________________________________________________________________________
   (Last)                           (First)             (Middle)

    c/o U.S. Wireless Data, Inc.
    750 Lexington Avenue
________________________________________________________________________________
                                    (Street)

    New York                          NY                 10222
________________________________________________________________________________
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

    U.S. Wireless Data, Inc.   ("USWE")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     August 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          Executive Vice President and Chief Executive Officer

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                           6.
                                                            4.                              5.             Owner-
                                                            Securities Acquired (A) or      Amount of      ship
                                               3.           Disposed of (D)                 Securities     Form:     7.
                                               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                 2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock                                                                  Common
Option              $0.81    8/13/02    A   V   111,940       (1)     8/13/12   Stock     111,940          111,940     D
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Employee Stock                                                                  Common
Option              $0.81    8/13/02    A   V   250,000       (2)     8/13/12   Stock     250,000          250,000     D
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====================================================================================================================================

Explanation of Responses:

(1)  9,332 shares of the Common Stock underlying the option will vest on
     September 13, 2002 and 9,328 shares of the Common Stock underlying the option will vest on the 13th day of every month thereafter.

(2)  62,500 shares of the Common Stock underlying the option will vest immediately on August 13, 2002 and one-third of the remaining 187,500 shares of Common Stock underlying the option will vest on each of August
     13, 2003, August 13, 2004 and August 13, 2005.

/s/ Adi Raviv                                                  9/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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